Exhibit 99.1

Complete Production Services, Inc. Reports Earnings from Continuing Operations of $0.98 Per Diluted Share for the Fourth Quarter of 2011

Houston—(Business Wire)—January 27, 2012—Complete Production Services, Inc. (NYSE: CPX) today reported fourth quarter revenue of $626.8 million, an increase of 12% over the third quarter of 2011, and fourth quarter Adjusted EBITDA (as defined below) of $183.9 million, an increase of $34.9 million, or 23%, over the third quarter of 2011 resulting in Adjusted EBITDA margins of 29.3%. Fourth quarter 2011 operating income was $134.7 million, up 32% versus the third quarter of 2011, and fourth quarter net income from continuing operations was $78.0 million, or $0.98 per diluted share, an increase of $22.9 million or $0.29 per diluted share over the prior quarter. Results for the fourth quarter of 2011 include approximately $3.3 million of pre-tax transactional expense associated with the pending merger with Superior Energy Services, Inc. and exclude the results of the rig logistics business which was divested on November 30, 2011.

Revenue for the Completion and Production Services segment during the fourth quarter of 2011 was $603.9 million, an increase of 13% over the prior quarter. Adjusted EBITDA for the segment was $191.2 million in the fourth quarter of 2011, an increase of $37.0 million, or 24%, versus the third quarter of 2011. The improved performance was primarily attributed to new asset deployments including a 49,500 horsepower pressure pumping spread in the Marcellus, under a long-term take or pay contract, contributions from the previously-announced acquisition of a Permian Basin focused pressure pumping and acidizing service company, and a recovery from previously reported items which adversely impacted the third quarter of 2011.

Drilling Services segment revenue was $22.9 million during the fourth quarter of 2011, versus $21.7 million in the third quarter of 2011. Adjusted EBITDA increased by $1.3 million over the third quarter of 2011 to $7.5 million, primarily due to a new drilling rig that was deployed under a term contract during the fourth quarter of 2011.

In comparison to the fourth quarter of 2010, revenue increased $190.0 million, Adjusted EBITDA increased $71.1 million, operating income increased $66.4 million, and net income from continuing operations increased by $43.9 million, or $0.55 per diluted share during the fourth quarter of 2011.

For the full year 2011, revenue was $2.2 billion, a 51% increase from full year 2010, and Adjusted EBITDA was $590.2 million, up $242.6 million over the prior year. In 2011, operating income was $398.4 million and net income from continuing operations was $217.1 million, or $2.74 per diluted share.

“Our results for the quarter, adjusted for the divestiture of our rig logistics business and merger related expenses, exceeded the guidance we communicated during our third quarter conference call,” commented Joe Winkler, Chairman and Chief Executive Officer.

“We are pleased with our results and the accomplishments achieved in 2011, which included:

•	Assisting our customers in transitioning their focus to the development of oil- and liquid-rich plays by leveraging our:

•	New platform in the Permian Basin,

•	Expanded market positions in the Bakken, Niobrara, Granite Wash and Eagle Ford basins.

•	Divesting non-strategic businesses including our rig logistics operations and our Southeast Asian products business.

•	Investing over $420 million into strategic services and geographic markets, including:

•	Over 150,000 horsepower of pressure pumping capacity, approximately 80% of which is under long-term take-or-pay agreements,

•	Six large diameter, extended reach coiled tubing units.

•	Completing $116.8 million in acquisitions.

•	Strengthening our balance sheet by reducing net debt $84.5 million to $446.4 million, and finishing the year with a leverage ratio (net debt to trailing twelve month EBITDA) of 0.76x.”

“We are very proud of what our people have accomplished since the company was established, and we believe our business is very well positioned to continue benefiting from trends in North America which are driving completions of service-intensive, multi-stage, long lateral wells. We look forward to completing the merger with Superior Energy Services, Inc. within the next few weeks and contributing to the growth of the combined company,” concluded Mr. Winkler.

Complete Production Services, Inc. is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional oil and gas plays in North America that it believes have the highest potential for long-term growth.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. These forward-looking statements include statements regarding future market conditions and trends, the anticipated closing of the company’s merger with Superior Energy Services, Inc. and the company’s future growth. Such statements are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry, the uncertainty of near-term and long-term activity levels, general economic conditions in the United States and globally, and other risks described in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and recent Current Reports on Form 8-K. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

Management evaluates the performance of Complete’s operating segments using non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA is calculated as net income from continuing operations before net interest expense, taxes, depreciation, amortization, impairment charges and non-controlling interest. Adjusted EBITDA is not a substitute for GAAP measures of earnings and cash flow. Adjusted EBITDA is used in this press release because our management considers this measure to be an important supplemental measure of performance and believes it is used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Reconciliations of Adjusted EBITDA to income from continuing operations are included in the tables at the end of this press release.

For more information, please contact:

Jose Bayardo

Sr. V.P. and Chief Financial Officer

(281) 372-2300

Canaan Factor

Director of Investor Relations

(281) 372-2300

Complete Production Services, Inc.

Consolidated Statements of Operations

For the Quarters Ended December 31, 2011 and 2010 and September 30, 2011

And the Twelve Months Ended December 31, 2011 and 2010

(unaudited, in thousands, except share and per share data)

	Quarter Ended			Twelve Months Ended December 31,
	December 31,		September 30,
	2011	2010	2011	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	626,788	436,758	557,304	2,153,317	1,424,053

Cost of services	385,189	277,697	356,310	1,358,611	910,629
General and administrative expense	57,682	46,227	51,988	204,555	165,905
Depreciation and amortization	49,254	44,565	47,262	191,792	175,322

	492,125	368,489	455,560	1,754,958	1,251,856

Income from continuing operations before interest and taxes	134,663	68,269	101,744	398,359	172,197

Interest expense	12,594	13,952	12,917	53,303	57,605
Interest income	(181)	(74)	(180)	(588)	(322)

Income from continuing operations before taxes	122,250	54,391	89,007	345,644	114,914

Tax provision	44,267	20,321	33,931	128,580	44,694

Income from continuing operations	$77,983	$34,070	$55,076	$217,064	$70,220

Discontinued operations, net of tax	$40,057	$4,149	$4,110	$53,601	$13,938

Net income	$118,040	$38,219	$59,186	$270,665	$84,158

Earnings per Share:
Continuing operations	$1.00	$0.45	$0.71	$2.79	$0.92
Discontinued operations	$0.51	$0.05	$0.05	$0.69	$0.19

Basic earnings per share:	$1.51	$0.50	$0.76	$3.48	$1.11

Continuing operations	$0.98	$0.43	$0.69	$2.74	$0.90
Discontinued operations	$0.50	$0.06	$0.05	$0.68	$0.18

Diluted earnings per share:	$1.48	$0.49	$0.74	$3.42	$1.08

Weighted average shares outstanding:
Basic	78,022	76,318	78,004	77,690	76,048
Diluted	79,575	78,545	79,445	79,208	77,684

Complete Production Services, Inc.

Condensed Consolidated Balance Sheets

As of December 31, 2011 and 2010

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
Assets:
Cash	$203,588	$119,135
Other current assets	549,086	401,289
Property, plant and equipment, net	1,178,455	915,770
Goodwill	277,501	244,138
Restricted cash (1)	17,000	17,000
Other long-term assets	57,716	24,162
Assets of discontinued operations	—	85,910

Total assets	2,283,346	1,807,404

Liabilities and stockholders’ equity:
Current liabilities	237,650	135,356
Long-term debt	650,000	650,000
Long-term deferred tax liabilities	289,427	181,473
Other long-term liabilities	3,511	5,916
Liabilities of discontinued operations	—	28,825

Total liabilities	1,180,588	1,001,570

Common stock	780	764
Treasury stock	(7,750)	(1,765)
Additional paid-in capital	692,204	657,993
Retained earnings	396,830	126,165
Cumulative translation adjustment	20,694	22,677

Total stockholders’ equity	1,102,758	805,834

Total liabilities and stockholders’ equity	$2,283,346	$1,807,404

(1)	Represents funds placed in escrow as a compensating balance for certain potential long-term insurance claim liabilities, effectively cash collateralizing and replacing a letter of credit.

Complete Production Services, Inc.

Consolidated Segment Information

For the Quarters Ended December 31, 2011 and 2010, and September 30, 2011

And Twelve Months Ended December 31, 2011 and 2010

(in thousands, except percentages)

	Quarter Ended
	December 31,		September 30,
	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Completion and production services	$603,903	$416,592	$535,625
Drilling services (2)(3)	22,885	20,166	21,679

Total revenues	$626,788	$436,758	$557,304

Adjusted EBITDA: (1)
Completion and production services	$191,208	$119,217	$154,249
Drilling services (2)(3)	7,453	4,811	6,127
Corporate and other	(14,744)	(11,194)	(11,370)

Total	$183,917	$112,834	$149,006

Adjusted EBITDA as a % of Revenue:
Completion and production services	31.7%	28.6%	28.8%
Drilling services (2)(3)	32.6%	23.9%	28.3%
Total	29.3%	25.8%	26.7%

		Twelve Months Ended
		December 31, 2011	December 31, 2010
		(unaudited)	(unaudited)
Revenue:
Completion and production services		$2,068,496	$1,354,797
Drilling services (2)(3)		84,821	69,256

Total		$2,153,317	$1,424,053

Adjusted EBITDA: (1)
Completion and production services		$611,901	$369,826
Drilling services (2)(3)		25,264	16,781
Corporate and other		(47,014)	(39,088)

Total		$590,151	$347,519

Adjusted EBITDA as a % of Revenue:
Completion and production services		29.6%	27.3%
Drilling services (2)(3)		29.8%	24.2%
Total		27.4%	24.4%

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.

(2)

Our Products segment historically consisted of our fabrication and repair shop in north Texas and our Southeast Asian business. We sold our Southeast Asian business in July 2011 and recorded these results as discontinued operations. The remaining Products segment has been combined into the Drilling Services segment for all periods presented.

(3)

Our Drilling services segment historically primarily consisted of contract drilling and rig logistics businesses. On November 30, 2011, we completed the divestiture of our rig logistics operation and recorded these results as discontinued operations. For the eleven months ended November 30, 2011, our rig logistics business had revenue of $119.0 million and Adjusted EBITDA of $28.1 million.

Complete Production Services, Inc.

Reconciliation of Adjusted EBITDA to Income from Continuing Operations

For the Quarters Ended December 31, 2011 and 2010, and September 30, 2011

And the Twelve Months Ended December 31, 2011 and 2010

(unaudited, in thousands)

	Completion & Production Services	Drilling Services	Corporate & Other	Total
Quarter Ended December 31, 2011:
Adjusted EBITDA (1)	$191,208	$7,453	$(14,744)	$183,917
Depreciation & amortization	45,023	3,658	573	49,254

Operating income (loss)	$146,185	$3,795	$(15,317)	$134,663

Interest expense				12,594
Interest income				(181)
Income taxes				44,267

Income from continuing operations				$77,983

Quarter Ended December 31, 2010:
Adjusted EBITDA (1)	$119,217	$4,811	$(11,194)	$112,834
Depreciation & amortization	40,469	3,578	518	44,565

Operating income (loss)	$78,748	$1,233	$(11,712)	$68,269

Interest expense				13,952
Interest income				(74)
Income taxes				20,321

Income from continuing operations				$34,070

Quarter Ended September 30, 2011:
Adjusted EBITDA (1)	$154,249	$6,127	$(11,370)	$149,006
Depreciation & amortization	43,147	3,539	576	47,262

Operating income (loss)	$111,102	$2,588	$(11,946)	$101,744

Interest expense				12,917
Interest income				(180)
Income taxes				33,931

Income from continuing operations				$55,076

Twelve Months Ended December 31, 2011:
Adjusted EBITDA (1)	$611,901	$25,264	$(47,014)	$590,151
Depreciation & amortization	175,011	14,427	2,354	191,792

Operating income (loss)	$436,890	$10,837	$(49,368)	$398,359

Interest expense				53,303
Interest income				(588)
Income taxes				128,580

Income from continuing operations				$217,064

Twelve Months Ended December 31, 2010:
Adjusted EBITDA (1)	$369,826	$16,781	$(39,088)	$347,519
Depreciation & amortization	159,110	14,190	2,022	175,322

Operating income (loss)	$210,716	$2,591	$(41,110)	$172,197

Interest expense				57,605
Interest income				(322)
Income taxes				44,694

Income from continuing operations				$70,220

(1)	Adjusted EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.